Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Lifeboat Promotes Brian Gilbertson to Vice President and General Manager

Lifeboat executive promoted to support company’s strategic growth plans and vision

Shrewsbury, NJ—May 23, 2016—Lifeboat Distribution, an international value added distributor for virtualization, security, business continuity and other technically sophisticated products, announced today the appointment of distribution veteran Brian Gilbertson to Vice President and General Manager. Brian joined Lifeboat in 2015 as Vice President, Business Development where he led the effort to identify new strategic vendor relationships, bringing their solutions into the Lifeboat portfolio, and driving revenue within the added lines. He was also responsible for managing and growing the Lifeboat field sales organization. Gilbertson will be responsible for the day to day operations of the Lifeboat organization and will focus on sales growth, operational efficiencies and optimizing the sales teams and sales processes.

“I am extremely excited that Brian has accepted this new challenge at Lifeboat.  He has demonstrated success in prior roles at Lifeboat, Arrow ECS and Alternative Technology.  As a distribution veteran since 2003, he brings a broad base of experience and relationships to our business and has managed rapid growth organizations that will help lead Lifeboat to the next level” said William R. Botti, Executive Vice President, Wayside Technology Group.

Brian has held sales leadership positions in distribution and high-tech vendor companies throughout his career. Most recently, at Arrow Enterprise Computing Solutions, he was Senior Director for an approximately $850 million Virtualization Line of Business, where he had responsibility for the P & L, development and execution of strategic direction, and day to day operations.

About Lifeboat Distribution

Lifeboat Distribution, a subsidiary of Wayside Technology Group, Inc. (NASDAQ: WSTG), is an international value added distributor for virtualization/cloud computing, security, application and network infrastructure, business continuity/disaster recovery, database infrastructure and management, application lifecycle management, science/engineering, and other technically sophisticated products. The company helps vendors recruit and build multinational solution provider networks, power their networks, and drive incremental sales revenues that complement existing sales channels. Lifeboat Distribution services thousands of solution providers, VARs,

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systems integrators, corporate resellers, and consultants worldwide, helping them power a rich opportunity stream, expand their margin+ services revenues, and build profitable product and service businesses. For more information, visit http://www.lifeboatdistribution.com, or call +1.800.847.7078 (US), +1.732.389.0037 (International), +1.888.523.7777 (Canada), or +31.36.8200.236 (Europe). Follow Lifeboat Distribution on Twitter (@LifeboatVAD) and Facebook (LifeboatDistribution).

Contact

Media Relations
media@lifeboatdistribution.com
(732) 389-0932 x7393

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Lifeboat is a registered trademark, and the World View hexagon is a trademark of Lifeboat Distribution in the US and other countries.